Exhibit 10.1

Amendment No. 5 to Employment Agreement
between JGMT, LLC, Jushi Holdings, Inc. and James Cacioppo
This Amendment No. 5 (“Agreement”) is entered into by and between JGMT, LLC (“Company”), Jushi Holdings, Inc. (“Parent”) and James Cacioppo (“Executive”) (collectively the “Parties”).
    WHEREAS, effective January 1, 2022, the Parties entered into an Employment Agreement (as amended from time to time, the “Employment Agreement”). Capitalized terms, to the extent not defined herein, shall be as defined in the Employment Agreement;
    WHEREAS, the Employment Agreement provides that on or before January 1, 2026, Parent shall grant Executive an option to purchase three million (3,000,000) Shares (the “2025 LTI Grant”);
WHEREAS, the Employment Agreement provides that on or before March 15, 2026, Executive is entitled to receive a cash Annual Bonus (as defined in the Employment Agreement) in respect of the 2025 year in an amount not less than $1,050,000, less applicable withholdings (the “2025 Annual Bonus”);
WHEREAS, in order to assist the Company in managing cash and near-term working capital requirements, Executive, after consultation with the Company’s Board of Directors (“Board”), has consented to receive his 2025 LTI Grant and 2025 Annual Bonus in the following form: (i) a lump sum cash payment in the amount of $300,000, (ii) 3,000,000 restricted Shares, which shall vest on January 1, 2026, provided Executive remains employed by the Company on January 1, 2026, and which shall be issued at the closing price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date such shares are granted by the Board or the trading day before, whichever is greater.
    NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:
1.Executive’s 2025 LTI Grant and 2025 Annual Bonus shall be paid in the following form: (i) a lump sum cash payment in the amount of $300,000, (ii) 3,000,000 restricted Shares, which shall vest on January 1, 2026, provided Executive remains employed by the Company on January 1, 2026, and which shall be issued at the closing price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date such shares are granted by the Board or the trading day before, whichever is greater (collectively, the “Payments”).

The restricted Shares will be issued pursuant to the restricted stock agreement substantially in the form attached hereto as Exhibit A.

2.Section 3(d) of the Employment Agreement entitled “Expenses” and Section 26 of the Employment Agreement entitled “Code Section 409A Compliance” is hereby incorporated into this Agreement in full by reference.

3.By signing this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in any agreement between Executive and the Company, or any of its affiliates, including, but not limited to the Employment Agreement and any equity award or any program, plan or arrangement of the Company, the Parent, or any of the Company or the Parent’s affiliates, the change to the form of payment of Executive’s 2025 LTI Grant and 2025 Annual Bonus when made shall constitute payment of such bonus in full, and has been implemented with Executive’s consent and shall not constitute “Good Reason” for Executive to resign from the Company or a breach of any obligation of the Company, the Parent, or any of the Company or the Parent’s affiliates to the Executive.

4.Except to the extent otherwise agreed by the parties in writing, the change in the form of Executive’s 2025 LTI Grant and 2025 Annual Bonus payment shall be a one-time change, and shall not impact the payment of any subsequent Annual Bonus that may become due and payable pursuant to the agreement.

5.Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company and/or the Parent.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Date: December 11, 2025	By:	/s/ James Cacioppo
James Cacioppo

COMPANY
JGMT, LLC
Date: December 11, 2025	By:	/s/ Jon Barack
Jon Barack
Authorized Representative

PARENT
Jushi Holdings, Inc.
Date: December 11, 2025	By:	/s/ Jon Barack
Jon Barack
President